Exhibit 10 (t)
                              EMPLOYMENT AGREEMENT

THIS AGREEMENT, made as of this 1st day of March, 1999 by and between EMCOR GROUP, INC., a Delaware Corporation (the "Company"), and SHELDON I. CAMMAKER ("Executive").

                                    RECITALS

In order to induce Executive to serve as Executive Vice President and General Counsel of the Company, the Company desires to provide Executive with compensation and other benefits under the conditions set forth in this Agreement.

Executive is willing to accept such employment and to perform services for the Company and its subsidiaries, on the terms and conditions hereinafter set forth.

It is therefore hereby agreed by and between the parties as follows:

1.  Employment.

     1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the Period of Employment (as hereinafter defined) as an Executive Vice President and General Counsel of the Company. In his capacity as Executive Vice President and General Counsel of the Company, Executive shall have the customary powers, responsibilities and authorities of executive vice presidents and general counsels of similar corporations of the size, type and nature of the Company as it may exist from time to time, subject to the direction of the Chairman of the Board of Directors (the "Board") of the Company and the Chief Executive Officer of the Company (the "Chairman").

     1.2 Subject to the terms and condition hereof, Executive hereby agrees to be employed as the Executive Vice President and General Counsel of the Company and shall devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of the services, duties and responsibilities in connection therewith. Except upon the prior written consent of the Chairman, Executive will not during the Period of Employment (as hereinafter defined) (i) accept any other employment or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage), whether or not it may be competitive with, or whether or not it might place him in a competing position to that of, the Company or any subsidiary thereof. Nothing in this Agreement shall preclude the Executive from (i) engaging, consistent with his duties and responsibilities hereunder, in charitable community affairs, (ii) managing his personal investments, (iii) continuing to serve on the boards of directors on which he presently serves (to the extent such service is not precluded by federal or state law or by conflict of interest by reason of his position with the Company), or (iv) serving, subject to approval of the Chairman, as a member of boards of directors of other companies, provided, that such activities do not interfere with the performance of Executive's duties hereunder.

2. Period of Employment. Executive's period of employment hereunder shall commence on the date hereof (the "Commencement Date") and shall continue through the earlier of December 31, 2000 or the date of termination hereunder (the "Period of Employment"); provided, however, that the Period of Employment shall automatically be extended for successive one-year periods unless the Company or Executive, at least six months prior to the end of such period, provides written notice to the other party of intent not to extend the Period of Employment. Notwithstanding anything in this Agreement to the contrary, following a Change of Control (as defined in Section 6.1(e)) the Period of Employment shall in no event be less than three years.

3.  Compensation.

     3.1 Salary. The Company shall pay Executive a base salary ("Base Salary") at the rate of no less than $365,000 per annum for the Period of Employment. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. Executive's rate of Base Salary shall be increased on the first day of each calendar year occurring during the Period of Employment, beginning with January 1, 2000, by the percentage increase for the prior year in the consumer price index for the area in which the principal office of the Company is located, as determined by the U.S. Department of Commerce, or the amount specified by the Board, whichever is greater.

     3.2 Bonus. In addition to his Base Salary, Executive shall be entitled, while he remains employed hereunder, in respect of each calendar year, to an annual bonus (the "Bonus") payable in cash and at such times as bonuses are customarily paid to senior executives of the Company. For each calendar year during the Period of Employment, the amount of the Bonus shall be determined by the Compensation Committee of the Board of Directors in its sole discretion.

     3.3  Stock Options.

          (a) During each calendar year the Period of Employment, the Company shall recommend to the Compensation Committee of the Board that Executive shall receive as of the first business day of each calendar year an option ("Option") to purchase not less than 10,000 shares of common stock of the Company ("Shares") at fair market value pursuant to the Company's then applicable stock option plan. Each such Option shall be exercisable with respect to the Shares subject thereto on the first anniversary of the date of grant.

          (b)  In the  event of  Executive's  termination  of  employment  under
               Section 6.1, each Option shall become immediately exercisable in full and shall remain exercisable for the balance of its ten-year term.

4.  Employee Benefits.

     4.1 Employee Benefit Plans and Programs. The Company shall provide the Executive during the Period of Employment with coverage under any employee benefit programs, plans and practices (commensurate with his position in the Company) in accordance with the terms thereof, which the Company currently makes available generally to its senior executive officers, or which the Company, with Board approval, elects to make available generally to its senior executive officers hereafter, including, but not limited to (a) retirement, pension and profit-sharing; and (b) medical, dental, hospitalization, life insurance, short and long-term disability, accidental death and dismemberment and travel accident coverage; provided that Executive shall pay such portion of the premiums therefor as is customarily paid by senior executives of the Company.

     4.2 Vacation, Fringe and Other Benefits. Executive shall be entitled to the number of vacation days customarily accorded senior executives of the Company. In addition, during the Period of Employment, and after the lease for the current vehicle ("Current Vehicle") provided by the Company to the Executive expires, the Company shall pay Executive $800 per month for leasing (plus maintenance and insurance) of an automobile and shall make the initial capital cost reduction payment with respect to the leasing of such automobile on Executive's behalf. During the lease of the Current Vehicle the Company shall continue to pay for maintenance and insurance of such vehicle. The Company shall also reimburse Executive for (a) all initiation fees and monthly dues for membership in a club suitable for entertaining clients of the Company and (b) all legal expenses incurred by Executive in connection with the negotiation and drafting of this Agreement. The Company shall bear the cost of any increased tax liability of Executive caused by the provisions of this Section 4.2.

5. Directors and Officers Liability. The Company shall keep in effect during and after the Period of Employment, a policy of directors' and officers' liability insurance for officers and directors of the Company at such reasonable amount of coverage as are agreed to by Executive and the Board from time to time and which insurance policy shall be on a claims- made basis.

6.   Termination of Employment.

     6.1  Termination Not for Cause or Resignation For Good Reason.

          (a) The Company may terminate Executive's employment at any time, and Executive may terminate his employment at any time. If Executive's employment is terminated by the Company other than for Cause (as hereinafter defined), or Executive terminates his employment for Good Reason (as hereinafter defined), Executive shall be entitled to receive a lump sum cash payment (but not in substitution for compensation already earned) in an amount equal to the sum of:

               (i) the product of two times the sum of (A) Executive's Base Salary at its current annual rate at the time of termination of employment plus (B) Executive's "Deemed Bonus" (as defined below) for the calendar year in which the termination of employment occurs;

               (ii) an amount equal to Executive's  Bonus, for any calendar year ending before such termination occurs, which would have been payable had Executive remained in employment until the date such Bonus would otherwise have been paid; and

               (iii)an amount equal to Executive's Deemed Bonus for the calendar year in which the termination of employment occurs, multiplied by a fraction, the numerator of which is the number of days in such calendar year that Executive was an employee of the Company, and the denominator of which is 365.

                    In the event of termination of a termination of Executive's employment by the Company other than for Cause or by the Executive for Good Reason following a Change in Control, the factor of two in subsection 6.1(a) (i) shall be increased to three.

                    For purposes of subsections 6.1(a)(i) and (iii), 6.2(a) and 6.3, the amount of the Deemed Bonus shall be the highest Bonus paid to Executive for any year he has been employed by the Company; provided, however, in the event Executive's Bonus for 1996, 1997, or 1998 shall be used to determine his Deemed Bonus, then such 1996, 1997 or 1998 Bonus shall be increased by $100,000 for purposes of calculating the Deemed Bonus.

          (b) In addition to the amount described in subsection 6.1(a), Executive shall be entitled to receive:

               (i) until the earlier of December 31, 2000 or 18 months from the date of termination, Executive (and, to the extent applicable, Executive's dependents) shall continue to be covered,  at the  Company's  expense,  under  the  Company's medical, dental and hospitalization coverage plans, and until the earlier of December 31, 2000 or 6 months from the date of termination, Executive shall continue to be covered, at the Company's expense, under the Company's group life, short and long-term disability, accidental death and dismemberment and travel accident coverage plans described in Section 4.1 hereof or the Company will provide for equivalent coverage; and

               (ii) all payments to which  Executive has vested rights as of the expiration of the Period of Employment under employee benefit, disability, insurance and similar plans which provide for payments beyond the Period of Employment.

          (c)  For purposes of this  Agreement,  "Good Reason" shall mean any of
               the  following   (without   Executive's   express  prior  written
               consent):

               (i) The assignment to Executive by the Company of duties inconsistent with Executive's positions, duties, responsibilities, titles or office as set forth in Section 1 hereof, or any reduction by the Company of his duties or responsibilities or any removal of Executive from the position of Executive Vice President and General Counsel, except in connection with the termination of Executive's employment (A) upon the termination of the Period of Employment on December 31, 2000, (B) upon the termination of a succeeding one-year Period of Employment (as provided for under Section 2 hereof), (C) for Cause, (D) as a result of Executive's Permanent Disability (as hereinafter defined) or death or (E) by Executive other than for Good Reason;

               (ii) A  reduction  by the  Company in  Executive's  Base  Salary, except as provided herein, as in effect at the commencement of employment hereunder or as the same may be increased from time to time during the Period of Employment;

               (iii)The failure by the Company to obtain the specific assumption of this Agreement by any successor or assign of the Company or any person acquiring substantially all of the Company's assets;

               (iv) Failure by the  Company to perform in any  material  respect its obligations under this Agreement, where such failure shall not have been remedied within 30 days after Executive shall have notified the Company in writing thereof;

               (v) Any material reduction in Executive's compensation or benefits following a Change in Control; provided if a Change of Control shall occur prior to determination in the year 2000 by the Board of the Executive's bonus for 1999, the sum of the Executive's annual base salary plus annual bonus shall aggregate an amount less than the sum of (i) his annual salary for 1998 plus (ii) his bonus for 1998;

               (vi) Executive's  principal  business  location  is  changed to a location more than 30 miles from Executive's principal business location (other than a relocation to New York, New
                    York) immediately prior to a Change in Control; or

               (vii)The  Company  shall  cease to keep in effect  the  policy of directors' and officers' liability insurance for Executive described in Section 5;

               (viii)The termination of the Indemnity  Agreement effective as of
                    April 20, 1995 between the Executive and the Company.

          (d) If all or any portion of the payments or benefits provided under this Section 6.1, either alone or together with other payments and benefits which Executive receives or is then entitled to receive from the Company, would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended ("Code"), Executive shall be entitled to such additional payments as may be necessary to ensure that the net after tax benefit of all payments under this Section 6.1, including the payment provided for in this subsection 6.1 (c), shall be equal to the net after tax benefit of Executive as if no excise tax had been imposed under Section 4999 of the Code.

               The foregoing calculations shall be made, at the Company's expense, by the Company and Executive. If no agreement on the calculations is reached, Executive and the Company shall agree to the selection of an accounting firm to make the calculations. If no agreement can be reached regarding the selection of an accounting firm, the Company shall select a nationally recognized accounting firm which has no current or recent business relationship with the Company. The determination of any such firm selected shall be conclusive and binding on all parties.

          (e) For purposes of this Agreement, a "Change in Control of the Company" shall be deemed to have occurred when:

               (i) any person or persons acting in concert (excluding Company benefit plans) becomes the beneficial owner of securities of the Company having at least 25% of the voting power of the Company's then outstanding securities (unless the event causing the 25% threshold to be crossed is an acquisition of voting common securities directly from the Company, other than upon the conversion of convertible debt securities or other securities and/or the exercise of options or warrants); or

               (ii) the  shareholders of the Company shall approve any merger or other business combination of the Company, sale or lease of the Company's assets or combination of the foregoing transactions (the "Transactions") other than a Transaction immediately following which the shareholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least 65% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser or lessee of the Company's assets; or (C) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions; or

               (iii)within any 24 month period,  the persons who were  directors immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest).

          (f) All cash payments under this Section 6.1 shall be made by the Company within 30 calendar days following the event giving rise to such payments.

     6.2 Permanent Disability. If as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties with the Company on a full-time basis for six consecutive months (a "Permanent Disability") during his Period of Employment, the Company or Executive may terminate his employment on written notice thereof, the Period of Employment shall terminate on the giving of such notice, and the compensation to which Executive is entitled pursuant to Section 3.1 shall be paid through the last day of the month in which the notice is given. In addition, Executive shall be entitled to receive:

          (a) all unpaid amounts, as of the date of such termination, in respect of any Bonus, for any calendar year ending before the calendar year in which such termination occurs, which would have been payable had Executive remained in employment until the date such Bonus would otherwise have been paid, plus Executive's Deemed Bonus for the calendar year in which his employment terminates, multiplied by a fraction, the numerator of which is the number of days in such calendar year the Executive was an employee of the Company, and the denominator of which is 365;

          (b) until the earlier of December 31, 2000 or 24 months from the date of termination for Permanent Disability, Executive (and, to the extent applicable, Executive's dependents) shall continue to be covered at the Company's expense under Company's medical, dental, hospitalization, group life, short and long-term disability, accidental death and dismemberment and travel accident coverage plans described in Section 4.1 or the Company will provide for equivalent coverage; provided that if Executive is provided with comparable coverage by a successor employer any such coverage by the Company shall cease; and

          (c)  all amounts payable under the Company's disability plans.

     6.3 Death. In the event of Executive's death while employed hereunder, the Period of Employment shall thereupon automatically terminate and the Executive's estate or designated beneficiaries shall receive (i) payments of Base Salary for a period of three months after the date of death; (ii) all unpaid amounts, as of the date of such termination, in respect of any Bonus, for any calendar year ending before, the calendar year in which, such termination occurs, which would have been payable had Executive remained in employment until the date such Bonus would otherwise have been paid, plus Executive's Deemed Bonus for the calendar year in which his employment terminates, multiplied by a fraction, the numerator of which is the number of days in such calendar year the Executive was an employee of the Company, and the denominator of which is 365; and (iii) any death benefits provided under the employee benefit programs, in accordance with their terms.

     6.4 Voluntary Resignation; Discharge for Cause. If Executive resigns voluntarily, other than for Good Reason or Permanent Disability, or the Company terminates the employment of Executive at any time for Cause, the Company's obligations under this Agreement to make any further payments to Executive shall thereupon, to the extent permitted by law, cease and terminate except with respect to all unpaid amounts, as of the date of such termination, in respect of any Bonus for any calendar year ending before such termination occurs, which would have been payable had Executive remained in employment until the date such Bonus would otherwise have been paid. In addition, Executive shall remain entitled to all vested amounts and benefits under the Company's employee benefit programs, plans and practices. The term "Cause" shall be limited to (a) action by Executive involving willful malfeasance in connection with his employment which results in material harm to the Company, (b) material and continuing breach by Executive of the terms of this Agreement which breach is not cured within 60 days after Executive receives written notice from the Company of any such breach or (c) Executive being convicted of a felony. Termination of Executive for Cause pursuant to this Section 6.4 shall be communicated by a Notice of Termination given within six months after the Board both (i) had knowledge of conduct or an event allegedly constituting Cause and
          (ii) had reason to believe that such conduct or event could be grounds for Cause. For purposes of this Agreement a "Notice of Termination" shall mean delivery to Executive of a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for that purpose (after not less than 10 days' notice to Executive
          ("Preliminary Notice") and reasonable opportunity for Executive, together with the Executive's counsel, to be heard before the Board prior to such vote), finding that in the good faith opinion of the Board Executive was guilty of conduct set forth in the third sentence of this Section 6.4 and specifying the particulars thereof in detail. The Board shall no later than 30 days after the receipt of the Preliminary Notice by Executive communicate its findings to Executive. A failure by the Board to make its finding of Cause or to communicate its conclusions within such 30-day period shall be deemed to be a finding that Executive was not guilty of the conduct described in the third sentence of this Section 6.4

     6.5  Termination Obligations.

          (a) Executive hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, and other documents, and equipment furnished to or prepared by Executive in the course of or incident to his employment, belong to the Company and shall be promptly returned to the Company upon termination of the Period of Employment.

          (b) Upon termination of the Period of Employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any subsidiary or affiliate thereof.

7. Confidential Information. During and after the Period of Employment, Executive shall not disclose to any person (other than an employee or agent of the Company or any affiliate of the Company entitled to receive the same) any confidential information relating to the business of the Company and obtained by him while providing services to the Company, without the consent of the Board, or until such information ceases to be confidential.

8. Non-Competition. In the event Executive's employment is terminated by the Company for Cause or Executive terminates his employment with the Company without Good Reason, Executive shall not, for a period ending on the earlier of (i) 18 months from the date of such termination or (ii) December 31, 2000, accept any other employment or engage, directly or indirectly, in any other business activity which is competitive with that of the Company or any subsidiary thereof.

9. Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of an itemized account of such expenditures.

10. No Obligation to Mitigate Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking (and no payment otherwise required hereunder shall be reduced on account of) other employment or otherwise, nor will any payments hereunder be subject to offset in respect of any claims which the Company may have against Executive.

11.  Notices.

     All notices or communications hereunder shall be in writing, addressed as follows:

         to Executive:

         Sheldon I. Cammaker
         29 Lambert Road
         White Plains, NY 10605

         to Company:

         Frank T. MacInnis
         Chairman of the Board and Chief Executive Officer
         EMCOR Group, Inc.
         101 Merritt Seven, 7th Floor
         Norwalk, CT 06851

         with a copy to:

         Kenneth C. Edgar, Jr., Esq.
         Simpson Thacher & Bartlett
         425 Lexington Avenue
         New York, New York 10017

     Any such notice or communication shall be delivered by hand or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the actual date of delivery or mailing shall determine the time at which notice was given.

12.  Agreement to Perform Necessary Acts.

     Each party agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

13.  Separability;  Legal Actions;  Legal Fees.

     If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that cannot be resolved by Executive and the Company, including any dispute as to the calculation of Executive's benefits or any payments hereunder, shall be submitted to arbitration in New York, New York in accordance with the laws of the State of New York and the procedures of the American Arbitration Association, except that if Executive institutes an action relating to this Agreement, Executive may, at Executive's option, bring that action in any court of competent jurisdiction. All expenses, including legal expenses incurred by Executive, relating to any arbitration shall be paid by the Company. Judgment may be entered on an arbitrator(s)' award in any court having jurisdiction.

14.  Assignment.

     This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company (any such purported assignment by either shall be null and void), except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company.

15.  Amendment; Waiver.

     The Agreement may be amended at any time, but only by mutual written agreement of the parties hereto. Any party may waive compliance by the other party with any provision hereof, but only by an instrument in writing executed by the party granting such waiver.

16.  Entire Agreement.

     The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement.

17.  Death or Incompetence.

     In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his estate or other legal representative.

18.  Survivorship.

     The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section are in addition to the survivorship provisions of any other section of this Agreement.

19.  Governing Law.

     This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of New York without reference to rules relating to conflicts of law.

20.  Withholding.

     The Company shall be entitled to withhold from payment any amount of withholding required by law.

21.  Counterparts.

     This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

                                EMCOR GROUP, INC.

                                               By:______________________________


                                               EXECUTIVE

                                                --------------------------------
                                                       Sheldon I. Cammaker